Exhibit 16.1

July 5, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the AltiGen Communications, Inc. Form 8-K dated June 28, 2006, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph and in the second, third, and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and in the fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP